Exhibit 23.2a Accountant’s Consent

Board of Directors
OptiCon Systems, Inc.

Dear Sirs:

As independent registered accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement the following:

Our report to the Board of Directors of OptiCon Systems dated October 15, 2007 on the financial statements of the Company as at June 30, 2007 and the statements of operations, change in stockholders' deficit and cash flows for the year ended June 30, 2007.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

/s/ KBL, LLP

KBL, LLP
Tampa, Florida
January 31, 2008